EXHIBIT 10(d)

Annual Performance Incentive Plan

Under the Annual Performance Incentive Plan, executive officers of the Company may be entitled to receive performance related cash payments provided that annual, Committee-established performance objectives are met. At the beginning of the year, the Executive Compensation and Benefits Committee approves for each officer not participating in the Executive Performance Incentive Plan, an annual incentive target and maximum opportunity expressed as a percentage of annual base salary. The Committee also establishes overall Document Processing threshold, target and maximum measures of performance and associated payment schedules. For 1997, the performance measures were profit before tax (35%), revenue growth (20%), cash generation (15%), customer satisfaction (10%), customer loyalty (10%) and employee satisfaction (10%). Additional goals are also established for each officer that include business unit specific and/or individual performance goals and objectives. The weights associated with each business unit specific or individual performance goal and objective used vary and range from 10 percent to 55 percent of the total. Actual performance payments are subject to approval by the Committee following the end of the year.